Exhibit 2.3


                           STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of June 4, 1999, between ALLIEDSIGNAL INC., a Delaware corporation ("Parent"), and HONEYWELL INC., a Delaware corporation (the "Company").

                           W I T N E S S E T H :

     WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions stated therein; and

     WHEREAS, in order to induce Parent to enter into the Merger Agreement and as a condition for Parent's agreeing so to do, the Company has granted to Parent the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement.

     Section 2. Grant of Stock Option. The Company hereby grants to Parent an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $109.453 per share (the "Exercise Price") in cash, up to 25,241,518 fully paid and non-assessable shares (the "Option Shares") of the Company's common stock, par value $1.50 per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 5 below.

     Section 3. Exercise of Stock Option.

          (a) Parent may, subject to the provisions of this Section 3, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Company Trigger Event (defined below) and prior to the Termination Date. "Termination Date" shall mean, subject to
Section 9(a), the earliest of (i) the Effective Time of the Merger, (ii) 120 days after the date full payment contemplated by Section 10.5(a) of the Merger Agreement is made by the Company to Parent thereunder, (iii) the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Company Trigger Event has occurred or could still occur pursuant to Section 10.5(a) of the Merger Agreement or (iv) the first anniversary of the date of termination of the Merger Agreement. Notwithstanding the occurrence of the Termination Date, Parent shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Parent exercised the Stock Option prior to the occurrence of the Termination Date. A "Company Trigger Event" shall mean an event the result of which is that the total fee or fees required to be paid by the Company to Parent pursuant to Section 10.5(a) of the Merger Agreement is equal to $350 million.

          (b) Parent may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any waiting period applicable to the purchase of the Option Shares under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to the Company and its Subsidiaries, taken as a whole.

          (c) If Parent shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving the Company written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares set forth in Section 3(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Parent may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

          (d) So long as the Stock Option is exercisable pursuant to the terms of Section 3(a), Parent may elect to send a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 5 business days following the date such notice is given on which date the Company shall pay to Parent in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such relevant portion of the Option Shares subject to the Stock Option as Parent shall specify. As used herein, "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal relating to Parent (the "Proposed Alternative Transaction Price") or (y) the average of the closing prices of the shares of Common Stock on the principal securities exchange or quotation system on which the Common Stock is then listed or traded as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) for the five consecutive trading days immediately preceding the date on which the Cash Exercise Notice is given (the "Average Market Price"). If the Proposed Alternative Transaction Price includes any property other than cash, the Proposed Alternative Transaction Price shall be the sum of (i) the fixed cash amount, if any, included in the Proposed Alternative Transaction Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date on which the Cash Exercise Notice is given shall be deemed to equal the fair market value of such property. If such other property includes anything other than cash or securities with an existing public trading market, the Proposed Alternative Transaction Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Parent of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of the Company to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 5.

          (e) (i) At any closing pursuant to Section 3(c) hereof, Parent shall make payment to the Company of the aggregate purchase price for the Option Shares to be purchased and the Company shall deliver to Parent a certificate representing the purchased Option Shares, registered in the name of Parent or its designee and (ii) at any closing pursuant to Section 3(d) hereof, the Company will deliver to Parent cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Parent to the Company, or by the Company to Parent, pursuant to this Agreement shall be made by wire transfer of immediately available funds to a bank designated by the party receiving such funds, provided that the failure or refusal by the Company to designate such a bank account shall not preclude Parent from exercising the Stock Option. If at the time of the issuance of Options Shares pursuant to the exercise of the Stock Option, Company Rights or any similar securities are outstanding, then the Option Shares issued pursuant to such exercise shall be accompanied by corresponding Company Rights or such similar securities.

          (f) Certificates for Common Stock delivered at the closing described in Section 3(c) hereof shall be endorsed with a restrictive legend which shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without this reference (i) if Parent shall have delivered to the Company a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, these certificates shall bear any other legend as may be required by applicable law.

     Section 4. Representations of Parent. Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon the exercise of the Stock Option will not be, and the Stock Option is not being, acquired by Parent with the intention of making a public distribution thereof, other than pursuant to an effective registration statement under the Securities Act or otherwise in compliance with the Securities Act.

     Section 5. Adjustment upon Changes in Capitalization or Merger.

          (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, reverse stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would effect Parent's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Stock Option a number and class of shares or amount of other securities or property that Parent would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect any shares subject or issued pursuant to the Stock Option).

          (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this Section 5, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

          (c) Without limiting or altering the parties' rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Parent or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger,
(ii) to permit any Person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with this merger, the shares of Common Stock outstanding immediately prior to the consummation of this merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing this transaction shall make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Parent would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. The Company shall take such steps in connection with such consolidation, merger, liquidation or other transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

     Section 6. Further Assurances; Remedies.

          (a) The Company agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from the Company, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement. All of the Option Shares to be issued pursuant to the Stock Option, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement).

          (b) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company.

          (c) The Company agrees that promptly after the occurrence of a Company Trigger Event it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the United States or elsewhere is necessary before the Stock Option may be exercised, complying with its obligations thereunder and cooperating with Parent in Parent's preparing and processing the required notices or applications) in order to permit Parent to exercise the Stock Option and purchase Option Shares pursuant to such exercise.

          (d) The parties agree that Parent would be irreparably damaged if for any reason the Company failed, in breach of its obligations hereunder, to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 5 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Parent would not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Company. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Parent may have against the Company for any failure to perform its obligations under this Agreement.

     Section 7. Listing of Option Shares. Promptly after the occurrence of a Company Trigger Event and from time to time thereafter if necessary, the Company will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

     Section 8. Registration of the Option Shares.

          (a) If, within two years of the exercise of the Stock Option, Parent requests the Company in writing to register under the Securities Act any of the Option Shares received by Parent hereunder, the Company will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Parent of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith the Company shall prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Parent's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Parent in accordance with the plan of disposition specified by Parent in its request. The Company shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that the Company may postpone the filing of a registration statement relating to a registration request by Parent under this Section 8 for a period of time (not in excess of 90 days) if in the Company's reasonable, good faith judgment such filing would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (but in no event shall the Company exercise such postponement right more than once in any twelve month period).

          (b) The Company shall notify Parent in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any shares of Common Stock. If Parent wishes to have any portion of its Option Shares included in such registration statement, it shall advise the Company in writing to that effect within two business days following receipt of such notice, and the Company will thereupon include the number of Option Shares indicated by Parent under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise the Company that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to securities intended to be registered by the Company for its own account and, thereafter, the Company shall include in such registration Option Shares requested by Parent to be included therein pro rata with the shares of Common Stock intended to be included therein by other stockholders of the Company.

          (c) All expenses relating to or in connection with any registration contemplated under this Section 8 and the transactions contemplated thereby (including all filing, printing, reasonable professional, roadshow and other fees and expenses relating thereto) will be at the Company's expense except for underwriting discounts or commissions and brokers' fees. The Company and Parent agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. The Company shall indemnify Parent, its officers, directors, agents, other controlling persons and any underwriters retained by Parent in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Parent, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Parent or its underwriters to the Company. Parent and its underwriters, respectively, shall indemnify the Company to the same extent with respect to information furnished in writing to the Company by Parent and such underwriters, respectively.

     Section 9. Miscellaneous.

          (a) Extension of Exercise Periods. The periods during which Parent may exercise its rights under Sections 2 and 3 hereof shall be extended in each such case at the request of Parent to the extent necessary to avoid liability by Parent under Section 16(b) of the Exchange Act by reason of such exercise.

          (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

          if to Parent, to:

                  AlliedSignal Inc.
                  101 Columbia Road
                  P.O. Box 3000
                  Morristown, NJ  07962-2496
                  Attention:  Peter M. Kreindler
                              Senior Vice President, General Counsel
                                and Secretary
                  Facsimile No.: (973) 455-4217

          with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, NY 10004-1980
                  Attention:  Arthur Fleischer, Jr., Esq.
                              Charles M. Nathan, Esq.
                  Facsimile No.: (212) 859-4000

          if to the Company, to:

                  Honeywell Inc.
                  Honeywell Plaza
                  Minneapolis, MN  55408
                  Attention:  Edward D. Grayson
                              Vice President and General Counsel
                  Facsimile No.: (612) 951-3859

          with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, NY 10022-3897
                  Attention:  Peter Allan Atkins, Esq.
                              David J. Friedman, Esq.
                  Facsimile No.: (212) 735-2000

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.

          (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

          (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

          (g) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(c) shall be deemed effective service of process on such party.

          (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Company, but may be assigned by Parent in whole or in part to any direct or indirect wholly-owned subsidiary of Parent, provided that Parent shall remain liable for any obligations so assigned.

          (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

          (m) Public Announcement. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing Agreement with any national securities exchange, may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

     Section 10. Profit Limitation.

          (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as defined below) exceed $400 million (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Parent at its sole election may (i) pay cash to the Company, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, or (iii) any combination thereof, so that Parent's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Parent, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

          (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Parent pursuant to Section 10.5(a) of the Merger Agreement less any repayment by Parent to the Company pursuant to Section 10(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by Parent pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Parent's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Parent pursuant to Section 3(d).

          (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parent may propose to exercise the Stock Option shall mean the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Parent and its affiliates as of such date, were sold for cash at the closing price on the NYSE for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     Section 11. Restrictions on Certain Actions; Covenants of Parent. From and after the date of exercise of the Stock Option (other than an exercise contemplated by Section 3(d) hereof), in whole or part, and for as long as Parent owns shares of Common Stock acquired pursuant to the exercise of the Stock Option:

          (a) Without the prior consent of the Board of Directors of the Company, Parent will not, and will not permit any of its affiliates to:

          (i) acquire or agree, offer or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of more than 25% of any class of Voting Securities (as defined in below), or any rights or options to acquire such ownership (including from a third party);

          (ii) propose a merger, consolidation or similar transaction involving the Company;

          (iii)offer or propose to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company;

          (iv) solicit or participate in the solicitation of any proxies or consents with respect to the securities of the Company;

          (v) enter into any agreements or arrangements with any third party with respect to any of the foregoing; or

          (vi) request permission to do any of the foregoing or any permission to make any public announcement with respect to any of the foregoing; and

          (b) (i) Parent agrees to be present in person or to be represented by proxy at all stockholder meetings of the Company so that all shares of Voting Securities beneficially owned by it or its affiliates may be counted for the purpose of determining the presence of a quorum at such meetings.

          (ii) Parent agrees to vote or cause to be voted all Voting Securities beneficially owned by it or its affiliates proportionately with the votes cast by all other stockholders present and voting.

          (iii)The provisions of this Section 11 shall terminate at such time as the Stock Option granted hereby expires without having been exercised in whole or part. The provisions of this Section 11 shall not apply to actions taken pursuant to the Merger Agreement. "Voting Securities" means the shares of Common Stock, preferred stock and any other securities of the Company entitled to vote generally for the election of directors or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.


                                    ALLIEDSIGNAL INC.

                                    By: /s/ Lawrence A. Bossidy
                                        -------------------------------
                                    Name:  Lawrence A. Bossidy
                                    Title: Chairman and Chief Executive
                                           Officer


                                    HONEYWELL INC.

                                    By: /s/ Michael R. Bonsignore
                                        -------------------------------
                                    Name:  Michael R. Bonsignore
                                    Title: Chairman and Chief Executive
                                           Officer